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EXHIBIT 5.1

[LETTERHEAD OF VENABLE, BAETJER AND HOWARD, LLP]

July 15, 2003

The Macerich Company
Suite 700
401 Wilshire Boulevard
Santa Monica, California 90401

  Re:
  Registration Statement on Form S-3

Ladies and Gentlemen:

        We have served as Maryland counsel to The Macerich Company, a Maryland corporation (the "Company"), in connection with certain matters of Maryland law arising out of the registration of 1,961,345 shares (the "Common Shares") of common stock, par value $.01 per share, of the Company (the "Common Stock") and 1,961,345 shares (the "Series D Preferred Shares") of Series D Cumulative Convertible Preferred Stock, par value $.01 per share, of the Company (the "Series D Preferred Stock"), covered by the above-referenced Registration Statement (the "Registration Statement"), under the Securities Act of 1933, as amended (the "1933 Act"). The Common Shares may be issued by the Company to (i) holders of up to 1,961,345 Series D Preferred Shares upon conversion of such Series D Preferred Shares into Common Shares and (ii) holders of up to 1,961,345 common units of limited partnership interest in The Macerich Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"), upon redemption of such units for Common Shares. The Series D Preferred Shares may be issued to holders of up to 1,961,345 series D preferred units of limited partnership interest in the Operating Partnership, upon redemption of such units for Series D Preferred Shares.

        In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

        1.     The Registration Statement, and all amendments thereto, filed with the Securities and Exchange Commission (the "Commission"), pursuant to the 1933 Act;

        2.     The charter of the Company (the "Charter"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

        3.     The Amended and Restated Bylaws of the Company, certified as of a recent date by an officer of the Company;

        4.     Resolutions adopted by the Board of Directors of the Company (the "Board Resolutions"), authorizing the issuance of up to 1,961,345 Series D Preferred Shares to holders of series D preferred units of limited partnership interest in the Operating Partnership, upon redemption of such series D preferred units of limited partnership interest and up to 1,961,345 Common Shares to holders of common units of limited partnership interest in the Operating Partnership upon redemption of such common units of limited partnership interest, certified as of a recent date by an officer of the Company;

        5.     A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

        6.     A certificate executed by an officer of the Company, dated as of a recent date; and

        7.     Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

        In expressing the opinion set forth below, we have assumed the following:

        1.     Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

        2.     Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

        3.     Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

        4.     All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

        5.     The Common Shares and the Series D Preferred Shares will not be issued in violation of Article Eighth of the Charter, and the certificates representing the Common Shares and the Series D Preferred Shares will bear the legend required by Article Eighth, Section (a)(13) of the Charter.

        6.     Upon issuance of the Common Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

        7.     Upon issuance of the Series D Preferred Shares, the total number of shares of Series D Preferred Stock issued and outstanding will not exceed the total number of shares of Series D Preferred Stock that the Company is then authorized to issue under the Charter.

        Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

        1.     The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

        2.     The Common Shares and the Series D Preferred Shares have been duly authorized, and when and if issued against payment therefor in accordance with the Board Resolutions and the Charter, will be validly issued, fully paid and nonassessable.

        The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

        This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

                      Very truly yours,

                      /s/ VENABLE, BAETJER AND HOWARD, LLP

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  EXHIBIT 5.1